Exhibit 99.(a).(1).(T)

EMAIL REGARDING PAPER ELECTION FORM AND WITHDRAWAL NOTICE

To: Eligible Employees
Date: October 7, 2009
Subject: XETA Technologies Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Exchange Program”)

Although we do not anticipate any problems with the Exchange Program website which is available at www.myxeta.com for making elections in the Exchange Program, we have added a “manual” paper election and withdrawal process in the event you experience technical difficulties using the website or are otherwise unable to access the Exchange Program election process online.

We are sending you by mail to your home address a personalized Paper Election Form which lists your Eligible Options, a Notice of Withdrawal, and Paper Election/Withdrawal Instructions for this purpose.  If you do not receive these items in the mail and you need to make your election manually, please call Kim Hodge at 918.588.4264 and she will provide you with a copy of these materials.

Because the online election method is the most efficient method for electing to participate, changing your election, withdrawing your election, and receiving prompt confirmations of each election decision you make in the Exchange Program, we urge you to use the online election method if at all possible.  If you need assistance in this regard, please call Kim Hodge at 918.588.4264.  We ask that you only resort to the paper election/withdrawal process in the event you are unable to access the intranet site or you experience technical difficulties for which you are unable to receive assistance.

Also, please be aware that if you submit a paper Notice of Withdrawal, you will only be able to make a new election thereafter using the paper election method.

This manual election process along with other changes described in last week’s email to you are described in the Company’s Offer to Exchange document as amended October 1, 2009, which is attached.  You may also access the amended Offer to Exchange document directly by clicking on the following link:  http://sec.gov/Archives/edgar/data/742550/000110465909057361/a09-26538_1ex99dad1da.htm, or by going to the Welcome Page of the Exchange Program website at www.myxeta.com and clicking on “Offer to Exchange . . . as amended October 1, 2009” in the list of documents.  We will also provide you with a hard copy of this document at your request.  Requests may be directed to Kim Hodge at kim.hodge@xeta.com or to question.optionexchange@xeta.com.

AS OF TODAY, THERE ARE 10 CALENDAR DAYS REMAINING IN THE EXCHANGE PROGRAM.  ANY ELECTION FORM OR NOTICE OF WITHDRAWAL SUBMITTED BY YOU MUST BE RECEIVED BY US BEFORE 11:00 P.M. CENTRAL TIME ON THE EXPIRATION DATE OF OCTOBER 16, 2009, IN ORDER TO BE EFFECTIVE.